Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 14, 2013 (June 27, 2013 as to Note 17), relating to the consolidated financial statements of FireEye, Inc. and its subsidiaries appearing in the Prospectus dated September 19, 2013 filed by FireEye, Inc. (the “Company”) pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended relating to the Company’s Registration Statement No. 333-190338 on Form S-1, as amended.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

February 1, 2014